News Release

Media Inquiries	Investor Inquiries
Mary Ward 908-582-7658 (office) 908-565-1716 (mobile) maryward@lucent.com	John DeBono 908-582-7793 (office) debono@lucent.com

John Skalko 908-582-5210 (office) 908-385-9083 (mobile) jskalko@lucent.com	Dina Fede 908-582-0366 (office) fede@lucent.com

LUCENT TECHNOLOGIES APPOINTS DAVID HITCHCOCK CORPORATE CONTROLLER

FOR IMMEDIATE RELEASE: MONDAY, MARCH 27, 2006

MURRAY HILL, N.J. — Lucent Technologies (NYSE: LU) today announced that David W. Hitchcock, 45, has been appointed the company’s corporate controller. Hitchcock, who had been business operations and finance vice president of Lucent Worldwide Services since February 2005, succeeds John Kritzmacher, who took on a new role as Lucent’s chief financial officer in February. The appointment is effective immediately.

As corporate controller, Hitchcock will be responsible for Lucent’s global accounting operations, external reporting, internal controls compliance, financial planning and analysis, and contract management functions. He will report directly to the CFO, John Kritzmacher.

“David is stepping into the role of corporate controller with a broad range of experience in Lucent’s financial and business operations,” Kritzmacher said. “His deep knowledge of the business and proven talent will make this a seamless transition. David will continue to build on the operational gains we have made and take a disciplined approach to our financial management and reporting.”

Hitchcock joined Lucent’s predecessor, AT&T, in 1983 supporting manufacturing operations in Winston-Salem, N.C. He has held a wide range of financial leadership positions at Lucent and AT&T, supporting the product and services segments, supply chain networks and corporate centers. In his most recent position, Hitchcock led the portfolio analysis, budgeting, forecasting, as well as the business management and North America bid and proposal organizations for Lucent Worldwide Services.

Hitchcock earned a bachelor’s degree in accounting and a Masters of Business Administration degree from Wake Forest University. He is also a licensed certified public accountant.

Lucent Technologies designs and delivers the systems, services and software that drive next-generation communications networks. Backed by Bell Labs research and development, Lucent uses its strengths in mobility, optical, software, data and voice networking technologies, as well as services, to create new revenue-generating opportunities for its customers, while enabling them to quickly deploy and better manage their networks. Lucent’s customer base includes communications service providers, governments and enterprises worldwide. For more information on Lucent Technologies, which has headquarters in Murray Hill, N.J., USA, visit www.lucent.com.

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